EXHIBIT 99.1

Prevention Insurance.com Appoints Gaming Industry Veteran Graham Martin as Chairman of the Board

IRVINE, CA and MELBOURNE, Australia, April 24, 2023 — Prevention Insurance.com (the "Company"), a digital sports entertainment and gaming company that provides users with sports betting and streaming solutions, today announces the appointment of Graham Martin as its independent Chairman of the Board of Directors. The Company operates through its subsidiaries, Apple iSports, Inc., a Delaware corporation and Apple iSports Australia Pty Ltd., an Australian company.

Mr. Martin's extensive experience in the sports betting industry has made him a respected figure and a valuable resource for many gaming companies. As a third-generation bookmaker, he has been able to combine traditional gaming knowledge with modern digital and online technologies whereby he has created and successfully led many innovative ventures in this industry.

Mr. Martin originated and drafted the world’s first online offshore betting law based in Alderney that is part of the Bailiwick of Guernsey. This revolutionary event transformed the betting world and demonstrated his pioneering spirit in the gambling industry. He founded Bonne Terre Limited, which operates as Sky Bet and is regulated and licensed in Alderney. This business was sold to The Stars Group for £3.4 billion in 2018.

He served as Chairman of Probability Games Corporation, a world leader in mobile phone betting services and technology, listed on the London Stock Exchange in 2006 and later was acquired by GTECH. Graham founded Scotbet International Limited, which was the largest private Scottish retail betting company, that combined the gambling businesses of both Scotbet and Morrisons Bookmakers. Graham has contributed to establishing gaming laws in various jurisdictions and advising or serving as a board member for numerous public and private gaming groups globally.

Joe Martinez, Chief Executive Officer, and Director of the Company commented, “Graham's background and accomplishments have made him an influential and prominent figure in the sports betting world, and his expertise has helped shape the industry's growth and development over the years. Graham’s insights and executive-level experience will be invaluable to the Apple iSports brand as we launch our platform across Australia and the regulated markets within the United States where these markets saw over $57 billion in sports wagering last year. The Company is at a pivotal time in its development as we prepare to enter the marketplace with our unique approach to customer acquisition and engagement and we look forward to Graham’s valuable counsel throughout the journey.”

Graham Martin, Chairman of the Board of the Company, commented, “I am excited to have the opportunity to serve the Company as its new Chairman and look forward to the challenge of leading our entry into several marketplaces. The Company has assembled an impressive leadership team with world-class gaming, technology, and marketing partners. We are positioned to be one of the broadest sports entertainment and betting providers in the marketplace capitalizing on the convergence of sports betting, innovative technologies, and content generation, within our digital platform. I am confident that the Company has the core elements necessary to execute its business plan as we move through this exciting new era of the worldwide betting industries’ growth.”

About Apple iSports’ Platform

The Company, through its operating subsidiaries, is an emerging sports and racing betting platform centered around fantastic sports content and delivering daily fantasy games. Looking to the future, the Apple iSports gaming platform will support eSports, Metaverse applications, and much more.

The core team behind Apple iSports platform has over four decades of regulated sports and racing betting experience in regulated markets in Australia and is now bringing that to the U.S., complimented by a very strong corporate and finance capability.

The Apple iSports platform brings a fresh focus on racing, including leading-edge, AI-driven informatics to empower our customers to make informed and educated selections, along with tight integration between fantasy sports and wagering and creating strong communities around sports.

For additional information about the Apple iSports platform, please visit https://appleisports.com/

To subscribe and keep up with the latest sports news and events, sports channels, and fantasy sports competitions from Apple iSports, please visit https://appleisports.com/subscribe

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Forward-Looking Statements

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Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

101 Federal Street

Suite 1900

Boston, MA 02110

Office: (646) 893-5835 x2

Email: info@skylineccg.com

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